Exhibit 23.2

                 CONSENT OF CACCIAMATTA ACCOUNTANCY CORPORATION

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed on or about February 21, 2005 in connection with the registration of two hundred thirty thousand one hundred seventy two (234,172) shares of Enhance Biotech, Inc. ("Enhance") common stock issuable pursuant to Enhance's plan to compensate advisors who assisted in its acquisition of Ardent Pharmaceuticals, Inc., of our report dated June 25, 2004 relating to our audit of the consolidated financial statements of Enhance as of January 31, 2004.


/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
February 21, 2005